Exhibit 99

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500

For Immediate Release

OurPet’s Releases Second Quarter Results

• Reaffirms Guidance for 2004

• Sales Increase 7%

• Net Loss Decreases 36%

• New Products Launched

• Mr. Carl Fazio, Financial Advisor at Raymond James & Associates elected to the Board of Directors

Fairport Harbor, OH – August 18, 2004: OurPet’s Company (OPCO OTCBB) today reaffirmed guidance for 2004. Based upon the results for the six months, OurPet’s expects to meet its previously announced guidance projection for FY 2004 of $6,600,000 in gross revenues and $375,000 in pretax income. Traditionally, OurPet’s has experienced a significant increase in sales and profits during the second half of the year due to holiday gift giving.

Net sales for the second quarter were $1,235,442, an increase of 7% compared to $1,152,188 for the prior year second quarter. Net loss for the quarter was $94,822 compared to a net loss for the prior year of $148,263 for an improvement of $53,441 (+36%). The improvement of 36 percent was achieved in spite of significant expenditures related to new product development and launch. The Net Loss for the second quarter 2003 includes a one time, special charge of $40,183 related to the liquidation of excess inventory. The second quarter 2004 results reflect a special charge of $2,298 for the same reason.

For the first half of 2004 net sales were $2,560,023, an increase of 5% compared to $2,428,471 for the prior year first half. Net loss for the first half was $87,091 compared to a net loss for the prior year of $138,124 for an improvement of $51,033. The new product launch results should be felt as the year progresses. As reported previously, the first half 2003 results include a special, one time charge of $40,183 related to the liquidation of excess inventory and the first half 2004 results included a charge of $2,298 for the same reason.

Dr. Steven Tsengas, President and CEO of OurPet’s stated “We were able to increase our sales in the first half through new product introductions, new customer additions and through creative marketing and promotional programs. Our customers have enthusiastically accepted our new products including the Store-N-Feed, Jr., Groovy Sticks, Durapet Bowls, Gourmet Rawhide Bones and Bubble Mouse. New products are very important in the pet industry since they drive sales and profits.”

Mr. Carl Fazio, Jr., Financial Advisor at Raymond James & Associates was elected to the OurPet’s Board of Directors to succeed Dr. James McCourt who chose not to run for reelection due to personal reasons.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The American Pet Products Manufacturers’ Association (APPMA) * survey estimates approximately 64.2 million U.S. households (62% of all households) currently own a pet, with approximately 46% of these households owning more than one pet. The most popular pets are dogs (39% of all households) and cats (34% of all households). The above survey estimates that there are approximately 378 million pets in the United States.

*	APPMA, 2003/2004 National Pet Owners Survey

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, or (3) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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